Energy Focus, Inc. Forms Strategic Alliance with Woodstone Energy, LLC

Solon, OH – January 7, 2010 – Energy Focus, Inc. (NASDAQ: EFOI), a leader in providing turnkey energy efficient lighting solutions, today announced it has formed a strategic alliance with Woodstone Energy, LLC (“Woodstone”), a commercial and industrial energy services company (“ESCO”) that designs and implements turnkey, energy-saving solutions for a variety of Fortune 50-ranked manufacturers around the globe. The arrangement creates a path for contracts totaling $15 million for Woodstone to utilize Stones River Companies, an Energy Focus company, as the turnkey lighting energy services provider for Woodstone’s energy services projects.

Doug Woodward, Woodstone’s founder and president commented, “Woodstone works with Fortune 50 manufacturers to develop a customizable energy services process to identify, justify and implement facilities optimization strategies designed to reduce costs and optimize service levels. Energy Focus’ state-of-the-art efficient lighting solutions and SRC’s expertise in designing and implementing lighting retrofits that drastically reduce energy consumption fit perfectly with that strategy.”

Joseph Kaveski, CEO, Energy Focus Inc. said: “We are pleased to announce this sales alliance with Woodstone. While Woodstone has historically developed and installed a substantial amount of energy driven lighting projects utilizing Stones River Companies, we anticipate that with the formalization of our alliance, our partnership will become even stronger leading to significant growth for both companies.”

About Energy Focus

Energy Focus, Inc. is a leading provider of turnkey energy efficient lighting solutions. These solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet and the next generation Very High Efficiency Solar Cell. Customers include supermarket chains, the U.S. government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom. For more information, see www.energyfocusinc.com. Energy Focus Inc. recently acquired Stones River Companies (SRC) of Nashville, TN.

About Woodstone Energy

Woodstone Energy, LLC is an ESCO that designs and implements turnkey, energy-saving solutions. Woodstone develops projects that use utilities more efficiently and optimize the use of electricity, natural gas, water and waste water. Woodstone offers the needed experience in engineering and project management to take any project from idea to completion. For more information, see www.woodstoneenergy.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our future business outlook, our products, our solutions, and our work with leading customers including governmental agencies. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. For more information about potential factors that could affect Energy Focus financial results, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Media Contact:

            Energy Focus, Inc., Public Relations Office

            (440) 715-1295

            pr@energyfocusinc.com

Investor Contact:

CleanTech IR, Inc.

310-541-6824
btanous@cleantech-ir.com